Exhibit (j)(1)

[DECHERT LLP LETTERHEAD]

April 29, 2004

Via EDGAR
Neuberger Berman Advisers Management Trust 605 Third Avenue, 2nd Floor New York, New York 10158-0006
Re:	Neuberger Berman Advisers Management Trust (File Nos. 2-88566 and 811-4255)

Dear Ladies and Gentlemen:

We hereby consent to all references to our firm in Post-Effective Amendment No. 45 to the Registration Statement of Neuberger Berman Advisers Management Trust. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.
Very truly yours,

/s/ Dechert LLP